UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51485	72-1060618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL		32789
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 333-7440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RUTH	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2020, Ruth’s Hospitality Group, Inc. (the “Company”) announced that on November 9, 2020, Kristy Chipman was appointed as the Company’s Executive Vice President, Chief Financial Officer and Principal Accounting Officer effective as of November 30, 2020. She will succeed Arne G. Haak, the Company’s current Executive Vice President, Chief Financial Officer and Principal Accounting Officer, who will be stepping down from those roles effective November 29, 2020, and will transition to the role of Strategic Advisor until separating from the Company on March 15, 2021.

Ms. Chipman, 49, has over 25 years of experience in consumer and publicly-traded restaurant companies. She has most recently served as Chief Financial Officer for Orangetheory Fitness since September 2019, where she led the finance and accounting team of the high-growth global fitness franchise with over 1,300 studios located throughout the US and internationally. Before joining Orangetheory, she was the Vice President of Finance (International and Information Technology) at Domino’s Pizza, Inc. from August 2016 to October 2018 and then Vice President of Finance and Treasurer at Domino’s Pizza, Inc. from November 2018 to September 2019. Prior to that, she held various finance leadership positions at McDonald’s Corporation from 1994 through August 2016, most recently as a Senior Director of the Corporate Controller Group. She received her B.A. degree in Accounting from Illinois Wesleyan University in Bloomington, IL, and her M.B.A. (with focused coursework in Marketing and Finance) from the Kellstadt Graduate School of Business at DePaul University in Chicago, IL. She is also a Certified Public Accountant licensed by the state of Illinois.

Ms. Chipman will receive a base salary of $420,000, plus she will be eligible for a discretionary annual bonus of up to 75% of her then current base salary. She will receive a monthly automobile allowance of $900 and will be eligible to participate in a variety of employee benefit programs generally available to employees of the Company. Ms. Chipman will also receive a signing bonus of $50,000, relocation expenses of $45,000, and temporary corporate housing. On November 30, 2020 (the “Effective Date”), Ms. Chipman will receive a grant of equity awards with an aggregate target value of $842,000, split evenly between Restricted Stock and performance-based Market Stock Units (“MSUs”), pursuant to the Company’s 2018 Omnibus Incentive Plan. One-half of each award will vest on the third anniversary of the Effective Date and one-half of each award will vest on the fourth anniversary of the Effective Date, subject to Ms. Chipman’s continued employment with the Company as of such date, and, in the case of the MSUs, achievement of the applicable performance metrics set forth in her MSU award agreement.

In addition, the Company’s Board of Directors (the “Board”) approved an employment agreement with Ms. Chipman, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Under this agreement, if Ms. Chipman’s employment is terminated by the Company without “cause,” or by Ms. Chipman for “good reason” (as defined in the agreement), she will be entitled to continue to receive an amount equal to her base salary for 12 months after the date of such termination and a lump sum payment equal to 50% of her prior year bonus compensation. She would also receive 12 months of continued health, welfare and retirement benefits, 12 months of automobile allowance payments, and all unreimbursed expenses.

In connection with his departure from the Company, Mr. Haak and the Company will enter into a Separation, Transition, and Release of Claims Agreement (the “Haak Agreement”) that will replace, effective November 30, 2020, Mr. Haak’s employment agreement dated August 8, 2011. Pursuant to the Haak Agreement, Mr. Haak will continue to receive a base salary at the annualized rate of $375,000, plus continued participation in the Company’s benefit plans and a monthly automobile allowance of $900. Subject to the terms and conditions in the Haak Agreement, upon separation from the Company on March 15, 2021, Mr. Haak will receive (i) 12 months of base salary at the annualized rate of $375,000; (ii) any bonus pursuant to the Company’s 2020 Home Office Bonus Program for fiscal year 2020, as determined by the Board or Compensation Committee; (iii) 12 months’ payment of the Company’s share of premiums for group health insurance coverage pursuant to COBRA; (iv) 12 months of Mr. Haak’s automobile allowance; and (v) accelerated vesting of shares of restricted stock that would have vested on or before March 15, 2022 had Mr. Haak continued to be employed by the Company through that date. The Haak Agreement will also include a release of claims and certain other covenants, consistent with the terms of his employment agreement dated August 8, 2011.

On November 12, 2020, the Company issued a press release announcing these developments. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)

Exhibit Number	Description

10.1	Employment Agreement, effective as of November 9, 2020, by and between Ruth’s Hospitality Group, Inc. and Kristy Chipman

99.1	Press release dated November 12, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: November 12, 2020	By:	/s/ Marcy Norwood Lynch
Marcy Norwood Lynch
Interim General Counsel